Exhibit 99.1

Investors and Media:

Jonathan Lock & Ryan Rendino

(630) 824-1987

SUNCOKE ENERGY PARTNERS, L.P. NAMES MICHAEL G. RIPPEY AS

CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT;

FREDERICK A. HENDERSON TO RETIRE

LISLE, Ill. (November 10, 2017) – SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. (NYSE: SXCP), announced today that Frederick A. Henderson has decided to retire as Chairman, Chief Executive Officer and President, and that Michael G. Rippey has been appointed as Chairman, Chief Executive Officer and President, effective December 1, 2017. Mr. Rippey, who is currently serving as a Senior Advisor to Nippon Steel & Sumitomo Metal Corporation and was previously Chairman of ArcelorMittal USA, also has been appointed as Chief Executive Officer, President and a director of SunCoke Energy, Inc. (NYSE: SXC).

“It has been a privilege to serve as President, CEO and Chairman, leading SXCP through its IPO, building sustainable profitability in our core coke production business, diversifying our revenues and customer base into a profitable logistics business, and using cash flow judiciously to benefit unitholders,” said Mr. Henderson. “Mike is a proven and successful leader with a strong execution orientation, and I believe that now is the right time for him to take charge at SXCP. Mike’s reputation for strategic and tactical direction and managing a major manufacturing enterprise speaks for itself. In addition, he has a keen understanding of the steel industry and how SXCP can best serve its customers.”

Commenting on his new appointment, Mr. Rippey said, “SXCP has an attractive value proposition supported by SunCoke’s industry-leading cokemaking technology and a promising portfolio of strategically located logistics assets. I look forward to joining the SunCoke leadership team and all of its dedicated employees as we focus on execution and delivering value for SXCP unitholders.”

Michael G. Rippey Biography

A financially astute leader and veteran steel industry executive, Mr. Rippey, 60, has overseen operations of some of the largest and most capital intensive assets in the world. He joins SXCP most recently from Nippon Steel & Sumitomo Metal Corporation (a leading global steelmaker), where, since 2015, he has served as Senior Advisor. From 2014 to 2015, he served as Chairman of the Board of ArcelorMittal USA (a major domestic steel manufacturer), and from August 2006 through October 2014, he was ArcelorMittal USA’s President and Chief Executive Officer. Prior to that, he successfully rose through progressively responsible financial, commercial and administrative leadership roles at ArcelorMittal USA and its predecessor companies.

Mr. Rippey is an accomplished senior executive with a wealth of finance, sales, operations and management experience in the metals industry. He has successfully dealt with dynamic and challenging business environments and, as a past executive officer and Chairman of ArcelorMittal USA, he has an intimate knowledge and understanding of the challenges and opportunities facing SXCP as it continues to serve the steel industry.

Mr. Rippey earned a Bachelor of Science in Marketing from Indiana University, Bloomington, IN, a Master of Science in Banking and Finance from Loyola University, Chicago, IL, and a Master of Business Administration from The University of Chicago. Mr. Rippey currently serves on the Board of Directors of Olympic Steel, Inc., a $1.1 billion steel service center headquartered in Ohio, where he is a member of the Nominating Committee, the Compensation Committee and the Audit and Compliance Committee.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) and its sponsor, SunCoke Energy, Inc. (NYSE: SXC), supply high-quality coke used in the blast furnace production of steel, under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation. SXC and SXCP have more than 50 years of cokemaking experience serving the integrated steel industry, and maintain cokemaking facilities located in Illinois, Indiana, Ohio, Virginia, Brazil and India. SXCP provides export and domestic coal handling services to the coke, coal, steel and power industries. Our coal handling terminals have the collective capacity to blend and transload more than 35 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy Partners, L.P., visit our website at www.suncoke.com.

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